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                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549
                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934


                           New Century Financial
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                              (Name of Issuer)

                                   Common
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                       (Title of Class of Securities)

                                 64352D101
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                              (CUSIP Number)


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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

              WALLACE R. WEITZ & COMPANY             47-0654095
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
                    STATE OF NEBRASKA
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,337,900
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     NONE
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,337,900
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  NONE
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
              1,337,900
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)
               9.24%
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(12) Type of Reporting Person (See Instructions)
              IA
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SCHEDULE 13G                                                        Page -2-

ITEM 1.

    (a)   Name of Issuer
            NEW CENTURY FINANCIAL
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    (b)   Address of Issuer's Principal Executive Offices
            18400 VON KARMAN
            SUITE 1000
            IRVINE, CALIFORNIA 92612
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ITEM 2.

    (a)   Name of Person Filing
            WALLACE R. WEITZ & COMPANY
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    (b)   Address of Principal Business Office or, if none, Residence
            1125 SOUTH 103RD STREET, SUITE 600
            OMAHA, NEBRASKA 68124-6008
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    (c)   Citizenship
            STATE OF NEBRASKA
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    (d)   Title of Class of Securities
            COMMMON
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    (e)   CUSIP Number
             64352D101
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ITEM 3.  If this statement is filed pursuant to Rules 13d-1(b), or 23-d(b), check whether the person filing is a:

         /X/ INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
             INVESTMENT ADVISER ACT OF 1940

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
          1,337,900
    ---------------------------------------------------------------------------

    (b) Percent of class:
           9.24%
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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                 1,337,900
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         (ii) Shared power to vote or to direct the vote
                 NONE
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        (iii) Sole power to dispose or to direct the disposition of
                 1,337,900
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         (iv) Shared power to dispose or to direct the disposition of
                 NONE
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ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                       /s/ Wallace R. Weitz
                                       ----------------------------------------
                                       Wallace R. Weitz, President

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/10/99          /s/ Wallace R. Weitz
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                       Wallace R. Weitz, President